Exhibit (d)(6)

July 12, 2022

Raven Buyer, Inc.
c/o Curtis Bay Medical Waste Services
1501 S. Clinton Street, Suite 130
Baltimore, Maryland 21224
Attention: Angela Klappa

Re:  Equity Commitment Letter

Ladies and Gentlemen:

The undersigned entities (each a “Sponsor” and, collectively, the “Sponsors”) are pleased to offer this commitment to Raven Buyer, Inc., a Delaware corporation (“Parent”), in connection with the transactions contemplated by that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 12, 2022, by and among Parent, Raven Houston Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent, and Sharps Compliance Corp., a Delaware corporation (the “Company”).  The Sponsors and Parent are referred to herein collectively as the “parties” and individually, as a “party.” Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

1.          Commitment.  Subject to the terms and conditions set forth in this letter agreement, each of the Sponsors, severally and not jointly, hereby agrees to purchase, directly or indirectly, or cause the purchase of (through one or more intermediate entities), its Pro Rata Portion (as defined below) of equity securities of Parent, with an aggregate purchase price equal to the Aggregate Equity Commitment (as defined below), which amount shall be used solely by Parent, together with other financial resources of Parent and Merger Sub, including cash, cash equivalents, and marketable securities of Parent and Merger Sub at the Acceptance Time and on the Closing Date, for the purpose of enabling (a) Parent to cause Merger Sub to accept for payment and pay for any and all Shares validly tendered pursuant to the Offer at the Acceptance Time (the “Offer Amount”), (b) Parent and the Surviving Corporation, as applicable, to make the payments due under Sections 3.2(a)–(b) and 3.3(a) of the Merger Agreement (the “Merger Amount”), and (c) the payment of any fees, costs, and expenses required to be paid by Parent or Merger Sub in connection with the transactions contemplated by the Merger Agreement, on the terms and subject to the conditions of the Merger Agreement (the “Expense Amount”).  Notwithstanding anything to the contrary in this letter agreement, in no event shall any Sponsor be under any obligation under any circumstances to provide an aggregate amount of funds more than its Pro Rata Portion of the Aggregate Equity Commitment to Parent or any other Person.  For purposes of this letter agreement, the term (A) “Aggregate Equity Commitment” means an amount equal to: (i) $186,050,950; provided, however, that the amount of the Aggregate Equity Commitment shall be reduced: (a) on a dollar-for-dollar basis by any amount actually paid by Parent, Merger Sub, or of their Affiliates in respect of the Offer Amount and/or Merger Amount in accordance with the terms of the Merger Agreement, (b) on a dollar-for-dollar basis by any amount actually paid by the Sponsors or their Affiliates in respect of the Guaranteed Obligations (as defined in the Limited Guaranty), (c) in an amount specified by Parent, solely to the extent that, after giving effect to such reduction, Parent and Merger Sub would still be able to fully consummate the transactions (including, for the avoidance of doubt, payment of the Offer Amount, Merger Amount and Expense Amount) contemplated by the Merger Agreement in accordance with the terms thereof), and/or (d) on a dollar-for-dollar basis by the amount of any additional third-party financing obtained by Parent or Merger Sub at or prior to the Closing; provided, however, that the Aggregate Equity Commitment shall not be reduced pursuant to this clause (d) unless and until (and to the extent) such third party financing is funded and available for the purpose of consummating the transactions contemplated by the Merger Agreement in accordance with the terms thereof; (B) “Equity Commitment” with respect to Sponsor means an amount equal to the product of its Pro Rata Portion, multiplied by the Aggregate Equity Commitment; and (C) “Pro Rata Portion” means (i) with respect to Aurora Equity Partners VI L.P., 54.120215%; (ii) with respect to Aurora Equity Partners VI-A L.P., 45.564117% and (iii) with respect to Aurora Associates VI L.P., 0.315669%.  For the avoidance of doubt, each Sponsor’s Equity Commitment is only payable upon the fulfillment of the conditions set forth in Section 2 hereof and for the uses described above and shall not be payable at any other time, under any other circumstances, or for any other purpose, and is not a guaranty of collection or the performance of any other obligations of Parent, Merger Sub, or any other Person.  No Sponsor shall, under any circumstances, be obligated to contribute more than its Equity Commitment, and shall only be obligated to contribute its Equity Commitment on and subject to the terms and conditions contained herein (such amount with respect to each Sponsor being such Sponsor’s “Maximum Sponsor Commitment”).

2.          Funding Conditions.  Each Sponsor’s obligations to fund all or any part of its Equity Commitment is subject in all respects to the terms and conditions of this letter agreement and to (a) with respect to the Offer Amount, (i) the execution and delivery of the Merger Agreement by Parent, Merger Sub, and the Company, (ii) the satisfaction in full or valid waiver of all of the Offer Conditions set forth in Exhibit A of the Merger Agreement (other than those Offer Conditions that by their nature are to be satisfied at the Acceptance Time, but subject to the concurrent satisfaction or waiver of such Offer Conditions at the Acceptance Time), and (iii) the substantially concurrent acceptance for payment by Merger Sub of all Shares validly tendered and not validly withdrawn pursuant to the Offer, and (b) with respect to the Merger Amount and Expense Amount, (i) the execution and delivery of the Merger Agreement by Parent, Merger Sub and the Company, (ii) the satisfaction or waiver of all of the conditions precedent to Parent’s and Merger Sub’s obligations set forth in Section 7.1 of the Merger Agreement (other than those conditions precedent that by their nature are to be satisfied at the Closing, but subject to the concurrent satisfaction or waiver of such conditions precedent at the Closing), and (iii) the substantially concurrent consummation of the Merger on the terms and subject to the conditions of the Merger Agreement).

3.          Representations and Warranties.  Each Sponsor represents and warrants, as to itself and not any other Sponsor, that: (a) upon execution and delivery of the Merger Agreement, this letter agreement will constitute a legal, valid, and binding obligation of such Sponsor enforceable against such Sponsor in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity); (b) such Sponsor has the requisite power and authority to enter into this letter agreement and to perform its obligations hereunder; (c) the execution, delivery, and performance of this letter agreement has been duly and validly authorized by all necessary action and does not contravene, conflict with, or result in any breach or violation of any provision of such Sponsor’s certificate of formation or limited partnership agreement or any Contract to which it is a party or any applicable Law; (d) such Sponsor has sufficient unrestricted cash, unfunded capital commitments, and/or available borrowings under a customary subscription line to cause its Equity Commitment to be made available to Parent in order to allow Parent to perform its obligations pursuant to and in accordance with this letter agreement; (e) such Sponsor’s Equity Commitment is less than the maximum amount that it is permitted to invest in any one portfolio investment pursuant to the terms of its organizational or governing documents or otherwise; and (f) all funds necessary for such Sponsor to perform all of its obligations under this letter agreement shall be available (in the form of cash or unfunded capital commitments) to it for so long as this letter agreement shall remain in effect, and no additional internal approval is needed to fulfill such Sponsor’s obligations hereunder.  Each Sponsor acknowledges that the Company has specifically relied on the accuracy of the foregoing representations and warranties in entering into the Merger Agreement.

4.          Limited Guaranty.  Concurrently with the execution and delivery of this letter agreement and the Merger Agreement, each Sponsor is executing and delivering to the Company a Limited Guaranty (the “Limited Guaranty”) relating to Parent’s and Merger Sub’s monetary obligations to pay the Parent Termination Fee and Collection Costs, if any, under Sections 8.3(e) and 8.3(f), respectively, of the Merger Agreement and the reimbursement and/or indemnity payments, if any, under Section 6.15(c) of the Merger Agreement.  Except as provided in Section 8 and 9, the Company’s remedies in respect of the Retained Claims (as defined below) shall be and are intended to be the sole and exclusive direct and indirect remedies available to the Company, the Company’s equityholders, and their respective Affiliates and Subsidiaries against the Sponsors, Parent, Merger Sub and any of the Non-Recourse Parties in respect of any liabilities, obligations, or other losses (including consequential, indirect or punitive damages, and whether at law or equity or in tort, contract, or otherwise) arising under, or in connection with, the Merger Agreement, this letter agreement, the Limited Guaranty, any debt financing commitments of Parent or any of its Subsidiaries in connection with the transactions contemplated by the Merger Agreement, and the transactions contemplated hereby or thereby, including in the event Parent breaches its obligations under the Merger Agreement, whether or not such breach is caused by any Sponsor’s breach of its obligations under this letter agreement.  Notwithstanding anything that may be expressed or implied in this letter agreement, the Merger Agreement, the Limited Guaranty, any debt financing commitments of Parent or any of its Subsidiaries in connection with the transactions contemplated by the Merger Agreement, or any document or instrument delivered in connection herewith or therewith, (a) in no event shall any Sponsor have any obligation to make any contribution to Parent or any of its Affiliates at any time pursuant to this letter agreement after the Sponsors have made payment of the full amount of the Guaranteed Obligation (as defined in the Limited Guaranty) required to be paid pursuant to the terms and definitions of the Limited Guaranty, and (b) in no event shall any Sponsor have any obligation or liability to any other Sponsor by reason of this letter agreement or the Limited Guaranty.

5.          No Recourse.  Notwithstanding anything that may be expressed or implied in this letter agreement, the Merger Agreement, the Limited Guaranty, or any document or instrument delivered in connection herewith or therewith, or any of the transactions contemplated hereby or thereby (including the termination or abandonment thereof), or otherwise (including in respect of any oral representations made or alleged to be made in connection therewith or herewith), Parent, by its acceptance of this letter agreement, and the Company in its capacity as a third party beneficiary solely as and to the extent specified in, and on the terms and subject to the conditions of Sections 8 and 9 hereof, each covenants, agrees, and acknowledges, on behalf of itself and its controlled Affiliates that: (a) no Person other than the Sponsors and Parent shall have any obligation hereunder; (b) notwithstanding that the Sponsors are organized as partnerships, no right or remedy, recourse or recovery hereunder or under the Merger Agreement or any documents or instruments delivered in connection herewith or therewith or in connection with the transactions contemplated hereby or thereby (or the termination or abandonment thereof) or otherwise (including in respect of any oral representations made or alleged to be made in connection therewith or herewith), shall be had against any Sponsor or any Non-Recourse Party (as defined below) of any of the Sponsors, whether by the enforcement of any judgment or assessment or by any legal, equitable, investigative, or arbitral proceeding, or by virtue of any statute, regulation, or other applicable law (including common law), other than the Retained Claims (as expressly defined in, and subject to the limitations contained in, the definition of Retained Claims set forth below); and (c) no personal liability or obligation whatsoever will attach to, be imposed on or otherwise be incurred by any Non-Recourse Party of the Sponsors for any liabilities or obligations of any Sponsor under this letter agreement or any documents or instruments delivered in connection herewith or in connection with the transactions contemplated by hereby (or the termination or abandonment thereof) or otherwise (including in respect of any oral representations made or alleged to be made in connection therewith or herewith), or for any claim, action, suit, arbitration, litigation, investigation, or proceeding based on, in respect of or by reason of such obligations or by their creation (including the breach, termination, or failure to consummate the transactions contemplated by the Merger Agreement), in each case whether based on contract, tort, strict liability, other laws (including common law), or otherwise, and whether by or through piercing the corporate, limited liability company, or limited partnership veil, or similar action, by or through a claim by or on behalf of a party hereto or another Person or otherwise.

For purposes of this letter agreement, “Non-Recourse Party” means, with respect to each Sponsor, its Affiliates and its and their former, current and future directors, trustees, officers, employees, agents and Affiliates (both direct and indirect), the former, current and future holders (both direct and indirect) of any equity interests or securities of the foregoing (whether such holder is a limited or general partner, member, stockholder or otherwise), the former, current or future directors, trustees, officers, employees, agents, general or limited partners, managers, members, stockholders, equityholders, Affiliates, controlling persons, representatives or assignees of the foregoing and any former, current and future heirs, executors, administrators, trustees, successors or assigns of any of the foregoing.  For the avoidance of doubt, the Sponsors, Parent, and Merger Sub shall not be Non-Recourse Parties.

For purposes of this letter agreement, “Retained Claims” means, collectively, (i) any and all rights of the Company under, and any and all claims by the Company against the Sponsors, severally but not jointly, under and in accordance with, the Limited Guaranty (subject to the terms and conditions set forth therein); (ii) any and all rights of the Company under, and any and all claims by the Company against Parent or Merger Sub under and in accordance with, the Merger Agreement; (iii) any and all rights of the Company under, and any and all claims by the Company against the Sponsors and Parent under and in accordance with, this letter agreement in respect of express third party beneficiary and specific performance rights; and (iv) any and all rights of the Company under, and any and all claims by the Company against Raven Parent, Inc. under and in accordance with, the Confidentiality Agreement, dated as of May 9, 2022, by and between the Company and Raven Parent, Inc. (the “Confidentiality Agreement”).

6.          Expiration.  This letter agreement and all obligations under this letter agreement shall expire and terminate automatically and immediately upon the earliest to occur of: (a) the valid termination of the Merger Agreement in accordance with its terms; (b) the Closing, at which time the obligations hereunder shall be discharged, provided that prior to such expiration and termination under this Section 6(b) the Aggregate Equity Commitment required to be funded under this letter agreement shall have been paid to Parent; and (c) written notice to Parent by one or more of the Sponsors of its election to terminate this letter agreement as a result of the Company or any of its controlled Affiliates, or any of its or their respective Representatives, directly or indirectly (including through or for the benefit of any of the foregoing), formally asserting in writing, or otherwise commencing, a formal claim, lawsuit or legal proceeding before any Governmental Entity, other than a Retained Claim, against one or more of the Sponsors or any Non-Recourse Party in connection with this letter agreement, the Merger Agreement, the Limited Guaranty or any other document or instrument delivered in connection herewith or therewith or any of the transactions contemplated hereby or thereby (including the termination or abandonment thereof) or otherwise (including in respect of any oral representations made or alleged to be made in connection therewith or herewith).  Parent shall provide prompt written notice to all of the Sponsors of the occurrence of any termination contemplated by the foregoing clauses (a) or (c).

7.          No Assignment; No Modification.  Subject to the remainder of this Section 7, the commitment evidenced by this letter agreement shall not be assignable: (a) by Parent, without the prior written consent of each of the Sponsors and the Company; or (b) by any Sponsor, without the prior written consent of Parent and the Company.  The granting of such consent in any given instance shall be solely in the discretion of each such Sponsor, Parent, and/or the Company, as applicable, and, if granted, shall not constitute a waiver of this requirement as to any subsequent assignment.  Notwithstanding the foregoing, each Sponsor may, without consent, assign all or a portion of its commitment hereunder to one or more of its Affiliates.  If any such Sponsor assigns all or a portion of its commitment in accordance with the preceding sentence, such Sponsor shall remain liable in full to perform all of its obligations hereunder, but only to the extent that an Affiliate of such Sponsor has not timely satisfied its funding obligations.  Any purported assignment of any commitment evidenced by this letter agreement in contravention of this Section 7 shall be null and void.

8.          Third Party Beneficiaries.  This letter agreement shall inure to the benefit of, and be binding upon, the Sponsors for the benefit of Parent and, to the extent set forth in this Section 8, the Company.  Nothing set forth in this letter agreement is intended to, shall confer upon or give to the Company, the Company’s equityholders, or their respective Affiliates or any other Person (other than Parent) any benefits, rights, or remedies under or by reason of, or any rights to enforce or cause the Sponsors to perform or fund, the Equity Commitment or any provisions of this letter agreement; provided that, notwithstanding anything to the contrary set forth in this letter agreement, the Company shall, solely to the extent that the Company is entitled to, in accordance with, and subject to the conditions set forth in Section 9.10(b) of the Merger Agreement, specific performance of Parent’s or Merger Sub’s obligation to consummate the Offer and the Closing, be a third party beneficiary of the rights granted to Parent under this letter agreement and shall be entitled to specific performance of Parent’s rights to cause the Equity Commitment to be funded hereunder without the direction of any Sponsor; provided, further that the Non-Recourse Parties shall be express third party beneficiaries of the provisions set forth herein that are for the benefit of the Non-Recourse Parties, each of which shall survive an expiration or termination of this letter agreement.

9.          Enforceability.  Except as set forth in Section 8, no Person other than Parent or the Sponsors shall have the right to enforce this letter agreement.  Without limiting the foregoing, none of the creditors of Parent, Merger Sub, or the Company, the Company’s equityholders, or any of their respective Affiliates shall have any right to enforce this letter agreement or to cause Parent to enforce this letter agreement.  Subject to the third party beneficiary rights of the Company in Section 8, Parent’s right to enforce this letter agreement shall be in its sole and absolute discretion.  No Sponsor shall be liable hereunder to any party for any consequential, special, punitive, or indirect damages, or for lost profits or, in any event, in an aggregate amount in excess of such Sponsor’s Maximum Sponsor Commitment.

10.          Confidentiality.  This letter agreement shall be treated as confidential and is being provided to Parent and the Company solely in connection with the Merger Agreement.  This letter agreement may not be used, circulated, quoted, or otherwise referred to in any document (other than the Merger Agreement and the Limited Guaranty) except with the written consent of each Sponsor; provided, that (a) the Company may disclose this letter agreement to its officers, directors, advisors, and other authorized representatives, provided such Person is instructed to maintain the confidentiality of this letter agreement in accordance herewith, (b) each party may disclose this letter agreement to each of its Affiliates and its and their respective officers, directors, advisors, and other authorized representatives, (c) each Sponsor may disclose this letter agreement to its limited partners, and (d) each party and the Company may disclose the existence and contents of this letter agreement to the extent required by applicable Law, the applicable rules of any national securities exchange, in connection with any securities regulatory agency filings relating to the transactions contemplated by the Merger Agreement, or in connection with the enforcement of any rights hereunder.  Notwithstanding anything to the contrary herein, and for the avoidance of doubt, Parent hereby agrees that any Sponsor may disclose the contents of this letter agreement to a governmental or regulatory authority in the course of such authority’s routine examinations or inspections of such Sponsor and/or its Affiliates which are not targeted at Parent.

11.          Severability.  Whenever possible, each provision or portion of any provision of this letter agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this letter agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this letter agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provision or portion of any provision had never been contained herein; provided, however, that this letter agreement may not be enforced without giving effect to each Sponsor’s Maximum Sponsor Commitment provided in Section 1 hereof.

12.          Governing Law.  This letter agreement and all disputes or controversies arising out of or relating to this letter agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

13.          Submission to Jurisdiction.  Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this letter agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware.  Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this letter agreement and the transactions contemplated hereby.  Each of the parties agrees not to commence any action, suit, or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein.  Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient.  Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim, or otherwise, in any action or proceeding arising out of or relating to this letter agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment, or otherwise), and (c) that (i) the suit, action, or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action, or proceeding is improper, or (iii) this letter agreement, or the subject matter hereof, may not be enforced in or by such courts.

14.          WAIVER OF JURY TRIAL.  EACH OF THE PARTIES TO THIS LETTER AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

15.          Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e‑mail, upon written confirmation of receipt by e‑mail or otherwise, (b) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, or (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth on a party’s signature page hereto, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

16.          Entire Agreement; Amendment.  This letter agreement, together with the Merger Agreement, the Limited Guaranty, and the Confidentiality Agreement, constitute the entire agreement, and supersede all prior written agreements, arrangements, communications, and understandings and all prior and contemporaneous oral agreements, arrangements, communications, and understandings among the parties with respect to the subject matter hereof and thereof. This letter agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment, and the Company.

17.          Counterparts.  This letter agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

18.          Facsimile or .pdf Signature.  This letter agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

19.          Interpretation.  When a reference is made in this letter agreement to a Section, such reference shall be to a Section of this letter agreement unless otherwise indicated.  The headings contained in this letter agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this letter agreement.  All words used in this letter agreement will be construed to be of such gender or number as the circumstances require.  The word “including” and words of similar import when used in this letter agreement will mean “including, without limitation,” unless otherwise specified.  The words “hereof,” “herein,” and “hereunder” and words of similar import when used in this letter agreement shall refer to this letter agreement as a whole and not to any particular provision in this letter agreement.  The term “or” is not exclusive.  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  References to days mean calendar days unless otherwise specified.

Signature pages follow.

Sincerely,

AURORA EQUITY PARTNERS VI L.P.,
a Delaware limited partnership

By:	AURORA CAPITAL PARTNERS VI L.P.,
its General Partner

By:	AURORA FUND VI UGP LLC,
its General Partner

By:	/s/ Robert K. West
	Name:	Robert K. West
	Title:	Chief Financial Officer

Address for Notices:
c/o Aurora Capital Partners Management VI L.P.
11611 San Vicente Blvd, Suite 800
Los Angeles, California 90049
Attention: Robert K. West
Email: rkwest@auroracap.com

Signature Page to Equity Commitment Letter

AURORA EQUITY PARTNERS VI-A L.P.,
a Delaware limited partnership

By:	AURORA CAPITAL PARTNERS VI L.P.,
its General Partner

By:	AURORA FUND VI UGP LLC,
its General Partner

By:	/s/ Robert K. West
	Name:	Robert K. West
	Title:	Chief Financial Officer

Address for Notices:
c/o Aurora Capital Partners Management VI L.P.
11611 San Vicente Blvd, Suite 800
Los Angeles, California 90049
Attention: Robert K. West
Email: rkwest@auroracap.com

Signature Page to Equity Commitment Letter

AURORA ASSOCIATES VI L.P.,
a Delaware limited partnership

By:	AURORA CAPITAL PARTNERS VI L.P.,
its General Partner

By:	AURORA FUND VI UGP LLC,
its General Partner

By:	/s/ Robert K. West
	Name:	Robert K. West
	Title:	Chief Financial Officer

Address for Notices:
c/o Aurora Capital Partners Management VI L.P.
11611 San Vicente Blvd, Suite 800
Los Angeles, California 90049
Attention: Robert K. West
Email: rkwest@auroracap.com

Signature Page to Equity Commitment Letter

Agreed and Accepted as of this 12th day of July, 2022 by:

RAVEN BUYER, INC.

By:	/s/ Angela Klappa
Name:	Angela Klappa
Title:	Chief Executive Officer and President

Address for Notices:
c/o Curtis Bay Medical Waste Services
1501 S. Clinton Street, Suite 130
Baltimore, Maryland 21224
Attention: Angela Klappa
Email: angela@curtisbaymws.com

Signature Page to Equity Commitment Letter